As filed with the U.S. Securities and Exchange Commission
on April 22, 2024
Securities Act File No. 333-151713
Investment Company Act File No. 811-22209

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM N-1A

Registration Statement Under The Securities Act Of 1933 ☑

Pre-Effective Amendment No. ________ ❑

Post-Effective Amendment No. 787 ☑

and/or

Registration Statement Under The Investment Company Act Of 1940 ☑

Amendment No. 790 ☑
(Check appropriate box or boxes)

Global X Funds
(Exact Name of Registrant as Specified in Charter)
605 3rd Avenue, 43rd Floor
New York, NY 10158
(Address of Principal Executive Office)

Registrant's Telephone Number, including Area Code: (212) 644-6440

Send Copies of Communications to:

Susan Lively	Eric S. Purple, Esquire
605 3rd Avenue, 43rd Floor	Stradley Ronon Stevens & Young, LLP
New York, New York 10158	2000 K Street, N.W., Suite 700
(NAME AND ADDRESS OF AGENT FOR SERVICE)	Washington, D.C. 20006

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE: This Post-Effective Amendment No. 787 (the “Amendment”) to the Registration Statement on Form N-1A of Global X Funds (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Amendment consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form N-1A setting forth the exhibits to the Registration Statement. This Amendment does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Amendment shall become effective immediately upon filing with the Securities and Exchange Commission.

This Amendment incorporates by reference the information contained in Parts A and B of Post-Effective Amendment No. 786 to the Trust’s Registration Statement, which was filed on April 17, 2024.

PART C
OTHER INFORMATION

Item 28.

(a)	(1)	Certificate of Trust dated as of March 6, 2008. 1/
	(2)	Declaration of Trust. 2/
	(3)	Amended and Restated Schedule A to the Declaration of Trust dated December 5, 2008. 4/
	(4)	Amended and Restated Schedule A to the Declaration of Trust dated September 18, 2009. 5/
	(5)	Amended and Restated Schedule A to the Declaration of Trust dated April 6, 2010. 7/
	(6)	Amended and Restated Schedule A to the Declaration of Trust dated June 9, 2010. 8/
	(7)	Amended and Restated Schedule A to the Declaration of Trust dated August 27, 2010. 9/
	(8)	Amended and Restated Schedule A to the Declaration of Trust dated November 17, 2010. 10/
	(9)	Amended and Restated Schedule A to the Declaration of Trust dated February 25, 2011. 11/
	(10)	Amended and Restated Schedule A to the Declaration of Trust dated May 11, 2011. 12/
	(11)	Amended and Restated Schedule A to the Declaration of Trust dated August 19, 2011. 13/
	(12)	Amended and Restated Schedule A to the Declaration of Trust dated November 11, 2011. 14/
	(13)	Amended and Restated Schedule A to the Declaration of Trust dated February 24, 2012. 18/
	(14)	Amended and Restated Schedule A to the Declaration of Trust dated May 25, 2012. 19/
	(15)	Amended and Restated Schedule A to the Declaration of Trust dated August 24, 2012. 20/
	(16)	Amended and Restated Schedule A to the Declaration of Trust dated November 16, 2012. 21/
	(17)	Amended and Restated Schedule A to the Declaration of Trust dated February 22, 2013. 22/
	(18)	Amended and Restated Schedule A to the Declaration of Trust dated October 28, 2013. 24/
	(19)	Amended and Restated Schedule A to the Declaration of Trust dated November 15, 2013. 25/
	(20)	Amended and Restated Schedule A to the Declaration of Trust dated September 5, 2014. 27/
	(21)	Amended and Restated Schedule A to the Declaration of Trust dated November 14, 2014. 30/
	(22)	Amended and Restated Schedule A to the Declaration of Trust dated March 10, 2015. 31/
	(23)	Amended and Restated Schedule A to the Declaration of Trust dated April 21, 2015. 32/
	(24)	Amended and Restated Schedule A to the Declaration of Trust dated May 29, 2015. 33/
	(25)	Amended and Restated Schedule A to the Declaration of Trust dated September 11, 2015. 34/
	(26)	Amended and Restated Schedule A to the Declaration of Trust dated November 13, 2015. 34/
	(27)	Amended and Restated Schedule A to the Declaration of Trust dated February 26, 2016. 34/
	(28)	Amended and Restated Schedule A to the Declaration of Trust dated April 19, 2016. 35/
	(29)	Amended and Restated Schedule A to the Declaration of Trust dated September 9, 2016. 36/
	(30)	Amended and Restated Schedule A to the Declaration of Trust dated February 24, 2017. 37/
	(31)	Amended and Restated Schedule A to the Declaration of Trust dated September 20, 2017. 38/
	(32)	Amended and Restated Schedule A to the Declaration of Trust dated February 23, 2018. 39/
	(33)	Amended and Restated Schedule A to the Declaration of Trust dated May 23, 2018. 40/
	(34)	Amended and Restated Schedule A to the Declaration of Trust dated September 13, 2018. 43/
	(35)	Amended and Restated Schedule A to the Declaration of Trust dated November 13, 2018. 44/
	(36)	Amended and Restated Schedule A to the Declaration of Trust dated June 13, 2019. 48/
	(37)	Amended and Restated Schedule A to the Declaration of Trust dated as of February 18, 2020. 54/
	(38)	Amended and Restated Schedule A to the Declaration of Trust dated as of July 23, 2020. 56/
	(39)	Amended and Restated Schedule A to the Declaration of Trust dated as of November 11, 2020. 61/
	(40)	Amended and Restated Schedule A to the Declaration of Trust dated as of November 11, 2020. 62/
	(41)	Amended and Restated Schedule A to the Declaration of Trust dated as of March 24, 2021. 65/
	(42)	Amended and Restated Schedule A to the Declaration of Trust dated as of May 21, 2021. 66/
	(43)	Amended and Restated Schedule A to the Declaration of Trust dated as of August 4, 2021. 69/

	(44)	Amended and Restated Schedule A to the Declaration of Trust dated as of September 17, 2021. 69/
	(45)	Amended and Restated Schedule A to the Declaration of Trust dated as of November 12, 2021. 71/
	(46)	Amended and Restated Schedule A to the Declaration of Trust dated as of January 7, 2022. 72/
	(47)	Amended and Restated Schedule A to the Declaration of Trust dated as of February 25, 2022. 74/
	(48)	Amended and Restated Schedule A to the Declaration of Trust dated as of August 10, 2022. 79/
	(49)	Amended and Restated Schedule A to the Declaration of Trust dated as of September 16, 2022. 83/
	(50)	Amended and Restated Schedule A to the Declaration of Trust dated as of November 11, 2022. 85/
	(51)	Amended and Restated Schedule A to the Declaration of Trust dated as of February 24, 2023. 88/
	(52)	Amended and Restated Schedule A to the Declaration of Trust dated as of May 19, 2023. 92/
	(53)	Amended and Restated Schedule A to the Declaration of Trust dated as of August 17, 2023. 95/
	(54)	Amended and Restated Schedule A to the Declaration of Trust dated as of March 7, 2024. **
(b)	(1)	By-Laws of the Registrant. 2/
	(2)	Form of Amendment to By-Laws of the Registrant. 51/
(c)
Instruments Defining Rights of Security Holders, reference is made to: Article III, V, VI and VIII of the Declaration of Trust; Article III and VIII of the By-Laws; and Part B Statement of Additional Information - Item 22.

(d)	(1)	Investment Advisory Agreement. 42/
	(2)	Interim Investment Advisory Agreement. 42/
	(3)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated September 13, 2018. 43/
	(4)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated November 13, 2018. 44/
	(5)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated March 1, 2019. 44/
	(6)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated June 13, 2019. 48/
	(7)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated September 13, 2019. 49/
	(8)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated November 15, 2019. 51/
	(9)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated February 18, 2020. 54/
	(10)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated July 23, 2020. 56/
	(11)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated November 11, 2020. 63/
	(12)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated February 22, 2021. 64/
	(13)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated February 26, 2021. 65/
	(14)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated May 21, 2021. 66/
	(15)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated August 4, 2021. 69/
	(16)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated September 17, 2021. 69/
	(17)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated November 12, 2021. 71/
	(18)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated January 7, 2022. 72/
	(19)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated February 25, 2022. 74/
	(20)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated August 10, 2022. 81/
	(21)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated September 16, 2022. 83/
	(22)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated November 11, 2022.85/
	(23)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated February 24, 2023. 88/
	(24)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated May 19, 2023. 92/
	(25)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated August 17, 2023. 95/
	(26)	Amended and Restated Exhibit A to the Investment Advisory Agreement dated March 7, 2024. 99/
	(27)	Sub-Advisory Agreement between Global X Funds and Mirae Asset Global Investments (USA) LLC. dated May 14, 2020. 54/
	(28)	Sub-Advisory Agreement between Global X Funds and Mirae Asset Global Investments (Hong Kong) Limited dated November 11, 2020. 63/
	(29)	Investment Advisory and Management Agreement between Global X Management Company LLC and the Global X Bitcoin Strategy Subsidiary I Limited dated as of November 9, 2021. 70/
	(30)	Investment Advisory and Management Agreement between Global X Management Company LLC and the Global X Carbon Credit Strategy Subsidiary Limited dated as of February 9, 2023. 90/
	(31)	Sub-Advisory Agreement between Global X Funds and Mirae Asset Global Investments (Hong Kong) Limited dated October 25, 2022. 83/

	(32)	Investment Advisory and Management Agreement between Global X Management Company LLC and the Global X Bitcoin Trend Strategy Subsidiary Limited dated as of September 11, 2023. 97/
(e)	(1)	Form of Distribution Agreement. 2/
	(2)	Form of Authorized Participant Agreement. 3/
	(3)	Amendment Number One to the Distribution Agreement. 5/
	(4)	Amendment Number Two to the Distribution Agreement. 7/
	(5)	Amendment Number Three to the Distribution Agreement. 8/
	(6)	Amendment Number Four to the Distribution Agreement. 9/
	(7)	Amendment Number Five to the Distribution Agreement. 49/
	(8)	Amendment Number Six to the Distribution Agreement. 57/
(f)		Not Applicable.
(g)	(1)	Form of Custodian Agreement with Brown Brothers Harriman & Co. ("BBH"). 2/
	(2)	Amendment to the Custodian Agreement with BBH. 5/
	(3)	Amendment to the Custodian Agreement with BBH. 7/
	(4)	Amendment to the Custodian Agreement with BBH. 8/
	(5)	Amendment to the Custodian Agreement with BBH. 9/
	(6)	Amendment to the Custodian Agreement with BBH. 10/
	(7)	Amendment to the Custodian Agreement with BBH. 11/
	(8)	Amendment to the Custodian Agreement with BBH. 12/
	(9)	Amendment to the Custodian Agreement with BBH. 13/
	(10)	Amendment to the Custodian Agreement with BBH. 14/
	(11)	Amendment to the Custodian Agreement with BBH. 15/
	(12)	Amendment to the Custodian Agreement with BBH. 18/
	(13)	Amendment to the Custodian Agreement with BBH. 19/
	(14)	Amendment to the Custodian Agreement with BBH. 20/
	(15)	Amendment to the Custodian Agreement with BBH. 21/
	(16)	Amendment to the Custodian Agreement with BBH. 22/
	(17)	Amendment to the Custodian Agreement with BBH. 24/
	(18)	Amendment to the Custodian Agreement with BBH. 25/
	(19)	Amendment to the Custodian Agreement with BBH. 27/
	(20)	Amendment to the Custodian Agreement with BBH (as of November 14, 2014). 31/
	(21)	Amendment to the Custodian Agreement with BBH (as of March 10, 2015). 31/
	(22)	Amendment to the Custodian Agreement with BBH (as of April 21, 2015). 32/
	(23)	Amendment to the Custodian Agreement with BBH (as of May 29, 2015). 33/
	(24)	Amendment to the Custodian Agreement with BBH (as of September 11, 2015). 34/
	(25)	Amendment to the Custodian Agreement with BBH (as of November 13, 2015). 34/
	(26)	Amendment to the Custodian Agreement with BBH (as of February 26, 2016). 34/
	(27)	Amendment to the Custodian Agreement with BBH (as of April 19, 2016). 35/
	(28)	Amendment to the Custodian Agreement with BBH (as of September 9, 2016). 36/
	(29)	Amendment to the Custodian Agreement with BBH (as of February 24, 2017). 37/
	(30)	Amendment to the Custodian Agreement with BBH (as of July 19, 2017). 67/
	(31)	Amendment to the Custodian Agreement with BBH (as of September 20, 2017). 38/
	(32)	Amendment to the Custodian Agreement with BBH (as of February 23, 2018). 39/
	(33)	Amendment to the Custodian Agreement with BBH (as of May 23, 2018). 40/
	(34)	Amendment to the Custodian Agreement with BBH (as of September 13, 2018). 43/
	(35)	Amendment to the Custodian Agreement with BBH (as of November 13, 2018). 44/
	(36)	Amendment to the Custodian Agreement with BBH (as of June 13, 2019). 48/
	(37)	Amendment to the Custodian Agreement with BBH (as of August 16, 2019). 48/
	(38)	Amendment to the Custodian Agreement with BBH (as of October 24, 2019). 51/

	(39)	Amendment to the Custodian Agreement with BBH (as of February 18, 2020). 54/
	(40)	Amendment to the Custodian Agreement with BBH (as of July 23, 2020). 56/
	(41)	Amendment to the Custodian Agreement with BBH (as of November 11, 2020). 62/
	(42)	Amendment to the Custodian Agreement with BBH (as of February 26, 2021). 65/
	(43)	Amendment to the Custodian Agreement with BBH (as of May 21, 2021). 66/
	(44)	Amendment to the Custodian Agreement with BBH (as of August 4, 2021). 68/
	(45)	Amendment to the Custodian Agreement with BBH (as of September 17, 2021). 69/
	(46)	Amendment to the Custodian Agreement with BBH (as of November 12, 2021). 71/
	(47)	Amendment to the Custodian Agreement with BBH (as of February 25, 2022). 74/
	(48)	Amendment to the Custodian Agreement with BBH (as of March 1, 2023). 91/
	(49)	Amendment to the Custodian Agreement with BBH (as of June 2, 2023). 92/
	(50)	Amendment to the Custodian Agreement with BBH (as of July 25, 2023). 93/
	(51)	Amendment to the Custodian Agreement with BBH (as of October 18, 2023). 95/
	(52)	Amendment to the Custodian Agreement with BBH (as of October 25, 2023). 96/
	(53)	Amendment to the Custodian Agreement with BBH (as of February 5, 2024). 97/
	(54)	Amendment to the Custodian Agreement with BBH (as of April 1, 2024). 99/
	(55)	Amendment to the Custodian Agreement with BBH (as of March 28, 2024). 100/
	(56)	Custodian Agreement with The Bank of New York Mellon (“BNY Mellon”) dated September 27, 2022. 80/
	(57)	Amendment to the Custodian Agreement with BNY Mellon dated December 22, 2022. 85/
	(58)	Amendment to the Custodian Agreement with BNY Mellon dated February 9, 2023. 86/
	(59)	Amendment to the Custodian Agreement with BNY Mellon dated March 23, 2023. 89/
	(60)	Amendment to the Custodian Agreement with BNY Mellon dated May 31, 2023. 92/
	(61)	Amendment to the Custodian Agreement with BNY Mellon dated October 31, 2023. 96/
	(62)	Amendment to the Custodian Agreement with BNY Mellon dated November 17, 2023. 96/
	(63)	Foreign Custody Manager Agreement with BNY Mellon dated December 7, 2022. 86/
	(64)	Amendment to Foreign Custody Manager Agreement with BNY Mellon dated February 9, 2023. 86/
	(65)	Amendment to Foreign Custody Manager Agreement with BNY Mellon dated March 23, 2023. 89/
	(66)	Amendment to Foreign Custody Manager Agreement with BNY Mellon dated May 31, 2023. 92/
	(67)	Amendment to Foreign Custody Manager Agreement with BNY Mellon dated October 31, 2023. 96/
	(68)	Amendment to Foreign Custody Manager Agreement with BNY Mellon dated November 17, 2023. 96/
(h)	(1)	Form of Transfer Agency Services Agreement with BBH. 2/
	(2)	Amendment to the Transfer Agency Services Agreement with BBH. 5/
	(3)	Amendment to the Transfer Agency Services Agreement with BBH. 7/
	(4)	Amendment to the Transfer Agency Services Agreement with BBH. 8/
	(5)	Amendment to the Transfer Agency Services Agreement with BBH. 9/
	(6)	Amendment to the Transfer Agency Services Agreement with BBH. 10/
	(7)	Amendment to the Transfer Agency Services Agreement with BBH. 11/
	(8)	Amendment to the Transfer Agency Services Agreement with BBH. 12/
	(9)	Amendment to the Transfer Agency Services Agreement with BBH. 13/
	(10)	Amendment to the Transfer Agency Services Agreement with BBH. 14/
	(11)	Amendment to the Transfer Agency Services Agreement with BBH. 15/
	(12)	Amendment to the Transfer Agency Services Agreement with BBH. 18/
	(13)	Amendment to the Transfer Agency Services Agreement with BBH. 19/
	(14)	Amendment to the Transfer Agency Services Agreement with BBH. 20/
	(15)	Amendment to the Transfer Agency Services Agreement with BBH. 21/
	(16)	Amendment to the Transfer Agency Services Agreement with BBH. 22/
	(17)	Amendment to the Transfer Agency Services Agreement with BBH. 24/
	(18)	Amendment to the Transfer Agency Services Agreement with BBH. 25/
	(19)	Amendment to the Transfer Agency Services Agreement with BBH. 27/

(20)	Amendment to the Transfer Agency Services Agreement with BBH (as of November 14, 2014). 31/
(21)	Amendment to the Transfer Agency Services Agreement with BBH (as of March 10, 2015). 31/
(22)	Amendment to the Transfer Agency Services Agreement with BBH (as of April 21, 2015). 32/
(23)	Amendment to the Transfer Agency Services Agreement with BBH (as of May 29, 2015). 33/
(24)	Amendment to the Transfer Agency Services Agreement with BBH (as of September 11, 2015). 34/
(25)	Amendment to the Transfer Agency Services Agreement with BBH (as of November 13, 2015). 34/
(26)	Amendment to the Transfer Agency Services Agreement with BBH (as of February 26, 2016). 34/
(27)	Amendment to the Transfer Agency Services Agreement with BBH (as of April 19, 2016). 35/
(28)	Amendment to the Transfer Agency Services Agreement with BBH (as of September 9, 2016). 36/
(29)	Amendment to the Transfer Agency Services Agreement with BBH (as of February 24, 2017). 37/
(30)	Amendment to the Transfer Agency Services Agreement with BBH (as of July 19, 2017). 67/
(31)	Amendment to the Transfer Agency Services Agreement with BBH (as of September 20, 2017). 38/
(32)	Amendment to the Transfer Agency Services Agreement with BBH (as of February 23, 2018). 39/
(33)	Amendment to the Transfer Agency Services Agreement with BBH (as of May 23, 2018). 40/
(34)	Amendment to the Transfer Agency Services Agreement with BBH (as of September 13, 2018). 43/
(35)	Amendment to the Transfer Agency Services Agreement with BBH (as of November 13, 2018). 44/
(36)	Amendment to the Transfer Agency Services Agreement with BBH (as of June 13, 2019). 48/
(37)	Amendment to the Transfer Agency Services Agreement with BBH (as of February 18, 2020). 54/
(38)	Amendment to the Transfer Agency Services Agreement with BBH (as of July 23, 2020). 56/
(39)	Amendment to the Transfer Agency Services Agreement with BBH (as of November 11, 2020). 62/
(40)	Amendment to the Transfer Agency Services Agreement with BBH (as of February 26, 2021). 65/
(41)	Amendment to the Transfer Agency Services Agreement with BBH (as of May 21, 2021). 66/
(42)	Amendment to the Transfer Agency Services Agreement with BBH (as of August 4, 2021). 68/
(43)	Amendment to the Transfer Agency Services Agreement with BBH (as of September 17, 2021). 69/
(44)	Amendment to the Transfer Agency Services Agreement with BBH (as of November 12, 2021). 71/
(45)	Amendment to the Transfer Agency Services Agreement with BBH (as of February 25, 2022). 74/
(46)	Amendment to the Transfer Agency Services Agreement with BBH (as of March 1, 2023). 91/
(47)	Amendment to the Transfer Agency Services Agreement with BBH (as of June 2, 2023). 92/
(48)	Amendment to the Transfer Agency Services Agreement with BBH (as of July 25, 2023). 93/
(49)	Amendment to the Transfer Agency Services Agreement with BBH (as of October 18, 2023). 95/
(50)	Amendment to the Transfer Agency Services Agreement with BBH (as of October 25, 2023). 96/
(51)	Amendment to the Transfer Agency Services Agreement with BBH (as of February 5, 2024). 97/
(52)	Amendment to the Transfer Agency Services Agreement with BBH (as of April 1, 2024). 99/
(53)	Amendment to the Transfer Agency Services Agreement with BBH (as of March 28, 2024). 100/
(54)	Transfer Agency and Service Agreement with BNY Mellon dated September 20, 2022. 80/
(55)	Amendment to the Transfer Agency and Service Agreement with BNY Mellon dated December 22, 2022. 85/
(56)	Amendment to the Transfer Agency and Service Agreement with BNY Mellon dated February 9, 2023. 86/
(57)	Amendment to the Transfer Agency and Service Agreement with BNY Mellon dated March 23, 2023. 89/
(58)	Amendment to the Transfer Agency and Service Agreement with BNY Mellon dated May 31, 2023. 92/
(59)	Amendment to the Transfer Agency and Service Agreement with BNY Mellon dated October 31, 2023. 96/
(60)	Amendment to the Transfer Agency and Service Agreement with BNY Mellon dated November 17, 2023. 96/
(61)	Form of Administration Agreement. 2/
(62)	Interim Supervision and Administration Agreement. 43/
(63)	Amended and Restated Supervision and Administration Agreement dated July 2, 2018. 43/
(64)	Amended and Restated Schedule A dated September 13, 2018 to the Amended and Restated Supervision and Administration Agreement. 43/
(65)	Amended and Restated Schedule A dated November 13, 2018 to the Amended and Restated Supervision and Administration Agreement. 44/
(66)	Amended and Restated Schedule A dated March 1, 2019 to the Amended and Restated Supervision and Administration Agreement. 44/

(67)	Amended and Restated Schedule A dated April 1, 2019 to the Amended and Restated Supervision and Administration Agreement. 46/
(68)	Amended and Restated Schedule A dated June 13, 2019 to the Amended and Restated Supervision and Administration Agreement. 48/
(69)	Amended and Restated Schedule A dated September 13, 2019 to the Amended and Restated Supervision and Administration Agreement. 49/
(70)	Amended and Restated Schedule A dated November 15, 2019 to the Amended and Restated Supervision and Administration Agreement. 51/
(71)	Supervision and Administration Agreement with respect to the Global X Thematic Growth ETF dated September 25, 2019. 49/
(72)	Amended and Restated Schedule A dated February 18, 2020 to the Amended and Restated Supervision and Administration Agreement. 54/
(73)	Amended and Restated Schedule A dated April 1, 2020 to the Amended and Restated Supervision and Administration Agreement. 54/
(74)	Amended and Restated Schedule A dated July 23, 2020 to the Amended and Restated Supervision and Administration Agreement. 56/
(75)	Amended and Restated Schedule A dated November 11, 2020 to the Amended and Restated Supervision and Administration Agreement. 63/
(76)	Amended and Restated Schedule A dated February 22, 2021 to the Amended and Restated Supervision and Administration Agreement. 64/
(77)	Amended and Restated Schedule A dated March 24, 2021 to the Amended and Restated Supervision and Administration Agreement. 65/
(78)	Amended and Restated Schedule A dated May 21, 2021 to the Amended and Restated Supervision and Administration Agreement. 68/
(79)	Amended and Restated Schedule A dated August 4, 2021 to the Amended and Restated Supervision and Administration Agreement. 69/
(80)	Amended and Restated Schedule A dated September 17, 2021 to the Amended and Restated Supervision and Administration Agreement. 69/
(81)	Amended and Restated Schedule A dated September 28, 2021 to the Amended and Restated Supervision and Administration Agreement. 69/
(82)	Amended and Restated Schedule A dated September 28, 2021 to the Amended and Restated Supervision and Administration Agreement. 69/
(83)	Amended and Restated Schedule A dated November 5, 2021 to the Amended and Restated Supervision and Administration Agreement. 70/
(84)	Amended and Restated Schedule A dated November 5, 2021 to the Amended and Restated Supervision and Administration Agreement. 70/
(85)	Amended and Restated Schedule A dated November 12, 2021 to the Amended and Restated Supervision and Administration Agreement. 71/
(86)	Amended and Restated Schedule A dated January 7, 2022 to the Amended and Restated Supervision and Administration Agreement. 72/
(87)	Amended and Restated Schedule A dated February 25, 2022 to the Amended and Restated Supervision and Administration Agreement. 78/
(88)	Amended and Restated Schedule A dated August 10, 2022 to the Amended and Restated Supervision and Administration Agreement. 81/
(89)	Amended and Restated Schedule A dated September 16, 2022 to the Amended and Restated Supervision and Administration Agreement. 83/
(90)	Amended and Restated Schedule A dated November 11, 2022 to the Amended and Restated Supervision and Administration Agreement. 85/
(91)	Amended and Restated Schedule A dated November 11, 2022 to the Amended and Restated Supervision and Administration Agreement. 85/
(92)	Amended and Restated Schedule A dated February 24, 2023 to the Amended and Restated Supervision and Administration Agreement. 88/
(93)	Amended and Restated Schedule A dated February 24, 2023 to the Amended and Restated Supervision and Administration Agreement. 88/
(94)	Amended and Restated Schedule A dated May 19, 2023 to the Amended and Restated Supervision and Administration Agreement. 92/
(95)	Amended and Restated Schedule A dated August 17, 2023 to the Amended and Restated Supervision and Administration Agreement. 95/
(96)	Amended and Restated Schedule A dated August 17, 2023 to the Amended and Restated Supervision and Administration Agreement. 95/

(97)	Amended and Restated Schedule A dated August 18, 2023 to the Amended and Restated Supervision and Administration Agreement. 95/
(98)	Amended and Restated Schedule A dated March 7, 2024 to the Amended and Restated Supervision and Administration Agreement. 99/
(99)	Amended and Restated Schedule A dated March 7, 2024 to the Amended and Restated Supervision and Administration Agreement. 99/
(100)	Amended and Restated Schedule A dated April 11, 2024 to the Amended and Restated Supervision and Administration Agreement. 100/
(101)	Form of Sub-Administration Agreement. 53/
(102)	Amendment Number One to Sub-Administration Agreement. 5/
(103)	Amendment Number Two to Sub-Administration Agreement. 7/
(104)	Amendment Number Eight to Sub-Administration Agreement. 13/
(105)	Amendment Number Fifteen to Sub-Administration Agreement. 26/
(106)	Amendment Number Eighteen to Sub-Administration Agreement. 27/
(107)	Amendment Number Nineteen to Sub-Administration Agreement. 30/
(108)	Amendment Number Twenty to Sub-Administration Agreement. 31/
(109)	Amendment Number Twenty-One to Sub-Administration Agreement. 32/
(110)	Amendment Number Twenty-Two to Sub-Administration Agreement. 33/
(111)	Amendment Number Twenty-Three to Sub-Administration Agreement. 33/
(112)	Amendment Number Twenty-Four to Sub-Administration Agreement. 34/
(113)	Amendment Number Twenty-Five to Sub-Administration Agreement. 34/
(114)	Amendment Number Twenty-Six to Sub-Administration Agreement. 34/
(115)	Amendment Number Twenty-Seven to Sub-Administration Agreement. 34/
(116)	Amendment Number Twenty-Eight to Sub-Administration Agreement. 35/
(117)	Amendment Number Twenty-Nine to Sub-Administration Agreement. 36/
(118)	Amendment Number Thirty to Sub-Administration Agreement. 36/
(119)	Amendment Number Thirty-One to Sub-Administration Agreement. 37/
(120)	Amendment Number Thirty-Two to Sub-Administration Agreement. 38/
(121)	Amendment Number Thirty-Three to Sub-Administration Agreement. 39/
(122)	Amendment Number Thirty-Four to Sub-Administration Agreement. 40/
(123)	Amendment Number Thirty-Five to Sub-Administration Agreement. 43/
(124)	Amendment Number Thirty-Six to Sub-Administration Agreement. 44/
(125)	Amendment Number Thirty-Seven to Sub-Administration Agreement. 48/
(126)	Amendment Number Thirty-Eight to Sub-Administration Agreement. 48/
(127)	Amendment Number Thirty-Nine to Sub-Administration Agreement. 55/
(128)	Amendment Number Forty-One to Sub-Administration Agreement. 56/
(129)	Amendment Number Forty-Two to Sub-Administration Agreement (redacted). 57/
(130)	Amendment Number Forty-Three to Sub-Administration Agreement. 64/
(131)	Amendment Number Forty-Four to Sub-Administration Agreement. 65/
(132)	Amendment Number Forty-Five to Sub-Administration Agreement. 66/
(133)	Amendment Number Forty-Six to Sub-Administration Agreement. 69/
(134)	Amendment Number Forty-Seven to Sub-Administration Agreement. 69/
(135)	Amendment Number Forty-Eight to Sub-Administration Agreement. 71/
(136)	Amendment Number Forty-Nine to Sub-Administration Agreement. 74/
(137)	Amendment Number Fifty to Sub-Administration Agreement (redacted). 76/
(138)	Amendment Number Fifty-One to Sub-Administration Agreement. 79/
(139)	Amendment Number Fifty-Two to Sub-Administration Agreement. 79/
(140)	Amendment Number Fifty-Three to Sub-Administration Agreement. 83/
(141)	Amendment Number Fifty-Four to Sub-Administration Agreement. 85/
(142)	Amendment Number Fifty-Five to Sub-Administration Agreement. 88/
(143)	Amendment Number Fifty-Six to Sub-Administration Agreement. 92/

	(144)	Amendment Number Fifty-Seven to Sub-Administration Agreement. 92/
	(145)	Amendment Number Fifty-Eight to Sub-Administration Agreement. 95/
	(146)	Amendment Number Fifty-Nine to Sub-Administration Agreement. 99/
	(147)	Form of Sub-License Agreement. 3/
	(148)	Amended and Restated Schedules A and B to the Index Sub-License Agreement. 7/
	(149)	Amended and Restated Schedules A and B to the Index Sub-License Agreement. 8/
	(150)	Amended and Restated Sub-License Agreement. 47/
	(151)	Index License Agreement. 77/
	(152)	Index License Agreement Amendment. 88/
	(153)	Index License Agreement Amendment. 92/
	(154)	Index License Agreement Amendment. 99/
	(155)	Expense Limitation Agreement for Global X U.S. Infrastructure Development ETF. 39/
	(156)	Expense Limitation Agreement for Global X Longevity Thematic ETF. 39/
	(157)	Expense Limitation Agreement for Global X Health & Wellness Thematic ETF. 39/
	(158)	Expense Limitation Agreement for Global X Millennials Thematic ETF. 39/
	(159)	Expense Limitation Agreement for Global X DAX Germany ETF. 44/
	(160)	Expense Limitation Agreement for Global X Russell 2000 Covered Call ETF. 45/
	(161)	Expense Limitation Agreement for Global X S&P 500® Quality Dividend ETF. 49/
	(162)	Expense Limitation Agreement for Global X Cybersecurity ETF. 50/
	(163)	Expense Limitation Agreement for Global X DAX Germany ETF. 51/
	(164)	Expense Limitation Agreement for Global X S&P 500 Covered Call ETF. 51/
	(165)	Expense Limitation Agreement for Global X Nasdaq 100 Covered Call ETF. 51/
	(166)	Expense Limitation Agreement for Global X Russell 2000 Covered Call ETF. 51/
	(167)	Expense Limitation Agreement for Global X Cybersecurity ETF. 53/
	(168)	Expense Limitation Agreement for Global X U.S. Preferred ETF. 53/
	(169)	Expense Limitation Agreement for Global X S&P 500 Covered Call ETF. 60/
	(170)	Expense Limitation Agreement for Global X Russell 2000 Covered Call ETF. 64/
	(171)	Expense Limitation Agreement for Global X Russell 2000 Covered Call ETF. 73/
	(172)	Expense Limitation Agreement for Global X Russell 2000 Covered Call & Growth ETF. 81/
	(173)	Expense Limitation Agreement for Global X Financials Covered Call & Growth ETF. 82/
	(174)	Expense Limitation Agreement for Global X Health Care Covered Call & Growth ETF. 82/
	(175)	Expense Limitation Agreement for Global X Information Technology Covered Call & Growth ETF. 82/
	(176)	Expense Limitation Agreement for Global X SuperDividend®ETF. 87/
	(177)	Expense Limitation Agreement for Global X Russell 2000 Covered Call ETF. 86/
	(178)	Expense Limitation Agreement for Global X Russell 2000 Covered Call & Growth ETF. 86/
	(179)	Expense Limitation Agreement for Global X Financials Covered Call & Growth ETF. 96/
	(180)	Expense Limitation Agreement for Global X Health Care Covered Call & Growth ETF. 96/
	(181)	Expense Limitation Agreement for Global X Information Technology Covered Call & Growth ETF. 96/
	(182)	Expense Limitation Agreement for Global X MSCI Emerging Markets Covered Call ETF. 96/
	(183)	Expense Limitation Agreement for Global X Russell 2000 Covered Call ETF. 96/
	(184)	Expense Limitation Agreement for Global X Russell 2000 Covered Call & Growth ETF. 96/
	(185)	Expense Limitation Agreement for Global X SuperDividend®ETF. 96/
	(186)	Expense Limitation Agreement for Global X Russell 2000 Covered Call & Growth ETF. 100/
	(187)	Form of Rule 12d1-4 Fund of Funds Investment Agreement. 73/
(i)	(1)	Opinion and Consent of Stradley Ronon Stevens & Young, LLP. 101/
	(2)	Opinion of Fox Rothschild LLP. 89/
(j)	(1)	Consent of PricewaterhouseCoopers LLP. 99/
	(2)	Consent of Cohen & Company, Ltd. 94/
(k)		Not applicable

(l)		Initial Capital Agreement. 3/
(m)	(1)	Form of Distribution and Service Plan. 3/
	(2)	Amended and Restated Schedule A to the Distribution and Service Plan. 5/
	(3)	Amended and Restated Schedule A to the Distribution and Service Plan. 8/
	(4)	Amended and Restated Schedule A to the Distribution and Service Plan. 9/
	(5)	Amended and Restated Schedule A to the Distribution and Service Plan. 10/
	(6)	Amended and Restated Schedule A to the Distribution and Service Plan. 11/
	(7)	Amended and Restated Schedule A to the Distribution and Service Plan. 12/
	(8)	Amended and Restated Schedule A to the Distribution and Service Plan. 13/
	(9)	Amended and Restated Schedule A to the Distribution and Service Plan. 18/
	(10)	Amended and Restated Schedule A to the Distribution and Service Plan. 19/
	(11)	Amended and Restated Schedule A to the Distribution and Service Plan. 20/
	(12)	Amended and Restated Schedule A to the Distribution and Service Plan. 21/
	(13)	Amended and Restated Schedule A to the Distribution and Service Plan. 22/
	(14)	Amended and Restated Schedule A to the Distribution and Service Plan. 24/
	(15)	Amended and Restated Schedule A to the Distribution and Service Plan. 25/
	(16)	Amended and Restated Schedule A to the Distribution and Service Plan. 27/
	(17)	Amended and Restated Schedule A to the Distribution and Service Plan (as of November 14, 2014). 31/
	(18)	Amended and Restated Schedule A to the Distribution and Service Plan (as of March 10, 2015). 31/
	(19)	Amended and Restated Schedule A to the Distribution and Service Plan (as of April 21, 2015). 32/
	(20)	Amended and Restated Schedule A to the Distribution and Service Plan (as of May 29, 2015). 33/
	(21)	Amended and Restated Schedule A to the Distribution and Service Plan (as of September 11, 2015). 34/
	(22)	Amended and Restated Schedule A to the Distribution and Service Plan (as of November 13, 2015). 34/
	(23)	Amended and Restated Schedule A to the Distribution and Service Plan (as of February 26, 2016). 34/
	(24)	Amended and Restated Schedule A to the Distribution and Service Plan (as of April 19, 2016). 35/
	(25)	Amended and Restated Schedule A to the Distribution and Service Plan (as of September 9, 2016). 36/
	(26)	Amended and Restated Schedule A to the Distribution and Service Plan (as of February 24, 2017). 37/
	(27)	Amended and Restated Schedule A to the Distribution and Service Plan (as of September 20, 2017). 38/
	(28)	Amended and Restated Schedule A to the Distribution and Service Plan (as of February 23, 2018). 39/
	(29)	Amended and Restated Schedule A to the Distribution and Service Plan (as of May 23, 2018). 40/
	(30)	Amended and Restated Schedule A to the Distribution and Service Plan (as of September 13, 2018). 43/
	(31)	Amended and Restated Schedule A to the Distribution and Service Plan (as of November 13, 2018). 44/
	(32)	Amended and Restated Schedule A to the Distribution and Service Plan (as of June 13, 2019). 48/
	(33)	Amended and Restated Schedule A to the Distribution and Service Plan (as of February 18, 2020). 54/
	(34)	Amended and Restated Schedule A to the Distribution and Service Plan (as of July 23, 2020). 56/
	(35)	Amended and Restated Schedule A to the Distribution and Service Plan (as of November 11, 2020). 62/
	(36)	Amended and Restated Schedule A to the Distribution and Service Plan (as of February 26, 2021). 65/
	(37)	Amended and Restated Schedule A to the Distribution and Service Plan (as of May 21, 2021). 66/
	(38)	Amended and Restated Schedule A to the Distribution and Service Plan (as of August 4, 2021). 69/
	(39)	Amended and Restated Schedule A to the Distribution and Service Plan (September 17, 2021). 69/
	(40)	Amended and Restated Schedule A to the Distribution and Service Plan (November 12, 2021). 71/
	(41)	Amended and Restated Schedule A to the Distribution and Service Plan (February 25, 2022). 74/
	(42)	Amended and Restated Schedule A to the Distribution and Service Plan (August 10, 2022). 79/
	(43)	Amended and Restated Schedule A to the Distribution and Service Plan (September 16, 2022). 83/
	(44)	Amended and Restated Schedule A to the Distribution and Service Plan (November 11, 2022). 85/
	(45)	Amended and Restated Schedule A to the Distribution and Service Plan (February 24, 2023). 88/
	(46)	Amended and Restated Schedule A to the Distribution and Service Plan (May 19, 2023). 92/
	(47)	Amended and Restated Schedule A to the Distribution and Service Plan (August 17, 2023). 95/
	(48)	Amended and Restated Schedule A to the Distribution and Service Plan (March 7, 2024). 99/

(n)		Not applicable.
(o)		Not applicable.
(p)	(1)	Code of Ethics of Global X Funds and Global X Management Company LLC. 4/
	(2)	Code of Ethics of Global X Funds and Global X Management Company LLC. 29/
	(3)	Code of Ethics of Global X Funds and Global X Management Company LLC. 58/
	(4)	Code of Ethics of Global X Funds and Global X Management Company LLC. 70/
	(5)	Code of Ethics of Global X Funds and Global X Management Company LLC. 82/
	(6)	Code of Ethics of Distributor. 4/
	(7)	Code of Ethics of Mirae Asset Global Investments (USA) LLC. 58/
	(8)	Code of Ethics of Mirae Asset Global Investments (Hong Kong) Limited. 89/
	(9)	Powers of Attorney. 62/

**Filed herein.
*To be filed by Amendment.

1/ Incorporated by reference from the Registrant’s initial Registration Statement, SEC File No. 333-151713, filed June 17, 2008.

2/ Incorporated by reference from the Registrant’s Pre-effective Amendment #1, SEC File No. 333-151713, filed August 15, 2008.

3/ Incorporated by reference from the Registrant’s Pre-effective Amendment #2, SEC File No. 333-151713, filed October 27, 2008.

4/ Incorporated by reference from the Registrant’s Post-effective Amendment #2, SEC File No. 333-151713, filed January 20, 2009.

5/ Incorporated by reference from the Registrant’s Post-effective Amendment #4, SEC File No. 333-151713, filed November 16, 2009.

6/ Incorporated by reference from the Registrant’s Post-effective Amendment #7, SEC File No. 333-151713, filed February 26, 2010.

7/ Incorporated by reference from the Registrant’s Post-effective Amendment #9, SEC File No. 333-151713, filed April 16, 2010.

8/ Incorporated by reference from the Registrant’s Post-effective Amendment #11, SEC File No. 333-151713, filed June 16, 2010.

9/ Incorporated by reference from the Registrant’s Post-effective Amendment #15, SEC File No. 333-151713, filed October 27, 2010.

10/ Incorporated by reference from the Registrant’s Post-effective Amendment #20, SEC File No. 333-151713, filed January 10, 2011.

11/ Incorporated by reference from the Registrant’s Post-effective Amendment #31, SEC File No. 333-151713, filed May 3, 2011.

12/ Incorporated by reference from the Registrant’s Post-effective Amendment #32, SEC File No. 333-151713, filed May 11, 2011.

13/ Incorporated by reference from the Registrant’s Post-effective Amendment #41, SEC File No. 333-151713, filed September 20, 2011.

14/ Incorporated by reference from the Registrant’s Post-effective Amendment #52, SEC File No. 333-151713, filed November 22, 2011.

15/ Incorporated by reference from the Registrant’s Post-effective Amendment #59, SEC File No. 333-151713, filed February 3, 2012.

18/ Incorporated by reference from the Registrant’s Post-effective Amendment #68, SEC File No. 333-151713, filed April 25, 2012.

19/ Incorporated by reference from the Registrant’s Post-effective Amendment #71, SEC File No. 333-151713, filed May 29, 2012.

20/ Incorporated by reference from the Registrant’s Post-effective Amendment #80, SEC File No. 333-151713, filed September 5, 2012.

21/ Incorporated by reference from the Registrant’s Post-effective Amendment #93, SEC File No. 333-151713, filed November 26, 2012.

22/ Incorporated by reference from the Registrant’s Post-effective Amendment #122, SEC File No. 333-151713, filed July 30, 2013.

24/ Incorporated by reference from the Registrant's Post-effective Amendment # 128, SEC File No. 333-151713, filed October 29, 2013.

25/ Incorporated by reference from the Registrant's Post-effective Amendment # 133, SEC File No. 333-151713, filed February 5, 2014.

26/ Incorporated by reference from the Registrant's Post-effective Amendment # 135, SEC File No. 333-151713, filed February 25, 2014.

27/Incorporated by reference from the Registrant's Post-effective Amendment # 167, SEC File No. 333-151713, filed September 17, 2014.

28/Incorporated by reference from the Registrant's Post-effective Amendment # 173, SEC File No. 333-151713, filed September 29, 2014.

29/Incorporated by reference from the Registrant's Post-effective Amendment # 211, SEC File No. 333-151713, filed February 26, 2015.

30/Incorporated by reference from the Registrant's Post-effective Amendment # 218, SEC File No. 333-151713, filed March 11, 2015.

31/Incorporated by reference from the Registrant's Post-effective Amendment # 220, SEC File No. 333-151713, filed March 19, 2015.

32/Incorporated by reference from the Registrant's Post-effective Amendment # 243, SEC File No. 333-151713, filed May 21, 2015.

33/Incorporated by reference from the Registrant's Post-effective Amendment # 269, SEC File No. 333-151713, filed September 9, 2015.

34/Incorporated by reference from the Registrant's Post-effective Amendment # 331, SEC File No. 333-151713, filed March 24, 2016.

35/Incorporated by reference from the Registrant's Post-effective Amendment # 346, SEC File No. 333-151713, filed May 6, 2016.

36/Incorporated by reference from the Registrant's Post-effective Amendment # 392, SEC File No. 333-151713, filed October 25, 2016.

37/Incorporated by reference from the Registrant's Post-effective Amendment # 424, SEC File No. 333-151713, filed March 1, 2017.

38/Incorporated by reference from the Registrant's Post-effective Amendment # 481, SEC File No. 333-151713, filed October 2, 2017.

39/Incorporated by reference from the Registrant's Post-effective Amendment # 498, SEC File No. 333-151713, filed February 27, 2018.

40/Incorporated by reference from the Registrant's Post-effective Amendment # 521, SEC File No. 333-151713, filed June 8, 2018.

41/Incorporated by reference from the Registrant’s Post-effective Amendment # 524, SEC File No. 333-151713, filed June 22, 2018.

42/ Incorporated by reference from the Registrant’s Post-effective Amendment # 525, SEC File No. 333-151713, filed July 3, 2018.

43/ Incorporated by reference from the Registrant’s Post-effective Amendment # 550, SEC File No. 333-151713, filed October 19, 2018.

44/ Incorporated by reference from the Registrant’s Post-effective Amendment # 564, SEC File No. 333-151713, filed February 25, 2019.

45/ Incorporated by reference from the Registrant’s Post-effective Amendment #568, SEC File No. 333-151713, filed March 19, 2019.

46/ Incorporated by reference from the Registrant’s Post-effective Amendment #571, SEC File No. 333-151713, filed March 25, 2019.

47/ Incorporated by reference from the Registrant’s Post-effective Amendment #573, SEC File No. 333-151713, filed April 2, 2019.

48/ Incorporated by reference from the Registrant’s Post-effective Amendment #582, SEC File No. 333-151713, filed September 3, 2019.

49/ Incorporated by reference from the Registrant’s Post-effective Amendment #587, SEC File No. 333-151713, filed September 25, 2019.

50/ Incorporated by reference from the Registrant’s Post-effective Amendment #588, SEC File No. 333-151713, filed October 9, 2019.

51/ Incorporated by reference from the Registrant’s Post-effective Amendment #591, SEC File No. 333-151713, filed February 24, 2020.

52/ Incorporated by reference from the Registrant’s Post-effective Amendment #592, SEC File No. 333-151713, filed March 6, 2020.

53/ Incorporated by reference from the Registrant’s Post-effective Amendment #596, SEC File No. 333-151713, filed March 23, 2020.

54/ Incorporated by reference from the Registrant’s Post-effective Amendment #599, SEC File No. 333-151713, filed May 20, 2020.

55/ Incorporated by reference from the Registrant’s Post-effective Amendment #600, SEC File No. 333-151713, filed May 26, 2020.

56/ Incorporated by reference from the Registrant’s Post-effective Amendment #610, SEC File No. 333-151713, filed July 24, 2020.

57/ Incorporated by reference from the Registrant’s Post-effective Amendment #616, SEC File No. 333-151713, filed August 24, 2020.

58/ Incorporated by reference from the Registrant’s Post-effective Amendment #626, SEC File No. 333-151713, filed September 29, 2020.

59/ Incorporated by reference from the Registrant’s Post-effective Amendment #627, SEC File No. 333-151713, filed October 14, 2020.

60/ Incorporated by reference from the Registrant’s Post-effective Amendment #628, SEC File No. 333-151713, filed October 21, 2020.

61/ Incorporated by reference from the Registrant’s Post-effective Amendment #630, SEC File No. 333-151713, filed November 12, 2020.

62/ Incorporated by reference from the Registrant’s Post-effective Amendment #631, SEC File No. 333-151713, filed January 4, 2021.

63/ Incorporated by reference from the Registrant’s Post-effective Amendment #633, SEC File No. 333-151713, filed January 26, 2021.

64/ Incorporated by reference from the Registrant’s Post-effective Amendment #634, SEC File No. 333-151713, filed February 23, 2021.

65/ Incorporated by reference from the Registrant’s Post-effective Amendment #635, SEC File No. 333-151713, filed March 24, 2021.

66/ Incorporated by reference from the Registrant’s Post-effective Amendment #644, SEC File No. 333-151713, filed June 23, 2021.

67/ Incorporated by reference from the Registrant’s Post-effective Amendment #647, SEC File No. 333-151713, filed July 20, 2021.

68/ Incorporated by reference from the Registrant’s Post-effective Amendment #649, SEC File No. 333-151713, filed August 6, 2021.

69/ Incorporated by reference from the Registrant’s Post-effective Amendment #655, SEC File No. 333-151713, filed October 26, 2021.

70/ Incorporated by reference from the Registrant’s Post-effective Amendment #658, SEC File No. 333-151713, filed November 9, 2021.

71/ Incorporated by reference from the Registrant’s Post-effective Amendment #662, SEC File No. 333-151713, filed November 23, 2021.

72/ Incorporated by reference from the Registrant’s Post-effective Amendment #663, SEC File No. 333-151713, filed January 14, 2022.

73/ Incorporated by reference from the Registrant’s Post-effective Amendment #667, SEC File No. 333-151713, filed February 24, 2022.

74/ Incorporated by reference from the Registrant’s Post-effective Amendment #668, SEC File No. 333-151713, filed March 3, 2022.

75/ Incorporated by reference from the Registrant’s Post-effective Amendment #670, SEC File No. 333-151713, filed March 24, 2022.

76/ Incorporated by reference from the Registrant’s Post-effective Amendment #671, SEC File No. 333-151713, filed April 5, 2022.

77/ Incorporated by reference from the Registrant’s Post-effective Amendment #674, SEC File No. 333-151713, filed April 22, 2022.

78/ Incorporated by reference from the Registrant’s Post-effective Amendment #677, SEC File No. 333-151713, filed May 19, 2022.

79/ Incorporated by reference from the Registrant’s Post-effective Amendment #681, SEC File No. 333-151713, filed September 23, 2022.

80/ Incorporated by reference from the Registrant’s Post-effective Amendment #683, SEC File No. 333-151713, filed September 27, 2022.

81/ Incorporated by reference from the Registrant’s Post-effective Amendment #684, SEC File No. 333-151713, filed September 27, 2022.

82/ Incorporated by reference from the Registrant’s Post-effective Amendment #685, SEC File No. 333-151713, filed November 3, 2022.

83/ Incorporated by reference from the Registrant’s Post-effective Amendment #686, SEC File No. 333-151713, filed November 23, 2022.

84/ Incorporated by reference from the Registrant’s Post-effective Amendment #700, SEC File No. 333-151713, filed December 14, 2022.

85/ Incorporated by reference from the Registrant’s Post-effective Amendment #702, SEC File No. 333-151713, filed February 6, 2023.

86/ Incorporated by reference from the Registrant’s Post-effective Amendment #707, SEC File No. 333-151713, filed February 27, 2023.

87/ Incorporated by reference from the Registrant’s Post-effective Amendment #709, SEC File No. 333-151713, filed March 2, 2023.

88/ Incorporated by reference from the Registrant’s Post-effective Amendment #713, SEC File No. 333-151713, filed March 17, 2023.

89/ Incorporated by reference from the Registrant’s Post-effective Amendment #716, SEC File No. 333-151713, filed March 29, 2023.

90/ Incorporated by reference from the Registrant’s Post-effective Amendment #721, SEC File No. 333-151713, filed April 11, 2023.

91/ Incorporated by reference from the Registrant’s Post-effective Amendment #722, SEC File No. 333-151713, filed April 20, 2023.

92/ Incorporated by reference from the Registrant’s Post-effective Amendment #729, SEC File No. 333-151713, filed June 15, 2023.

93/ Incorporated by reference from the Registrant’s Post-effective Amendment #742, SEC File No. 333-151713, filed July 31, 2023.

94/ Incorporated by reference from the Registrant’s Post-effective Amendment #745, SEC File No. 333-151713, filed August 24, 2023.

95/ Incorporated by reference from the Registrant’s Post-effective Amendment #756, SEC File No. 333-151713, filed October 24, 2023.

96/ Incorporated by reference from the Registrant’s Post-effective Amendment #769, SEC File No. 333-151713, filed January 29, 2024.

97/ Incorporated by reference from the Registrant’s Post-effective Amendment #775, SEC File No. 333-151713, filed February 23, 2024.

98/ Incorporated by reference from the Registrant’s Post-effective Amendment #777, SEC File No. 333-151713, filed February 28, 2024.

99/ Incorporated by reference from the Registrant’s Post-effective Amendment #781, SEC File No. 333-151713, filed March 27, 2024.

100/ Incorporated by reference from the Registrant’s Post-effective Amendment #785, SEC File No. 333-151713, filed April 17, 2024.

101/ Incorporated by reference from the Registrant’s Post-effective Amendment #786, SEC File No. 333-151713, filed April 17, 2024.

Item 29. Persons Controlled by or Under Common Control with the Fund
None.

Item 30. Indemnification

Section 3 of Article VII of the Registrant’s Declaration of Trust filed as Exhibit (a)(2) to the Registrant’s Registration Statement provides that, subject to the exceptions and limitations contained in the By-Laws, each Trustee or officer of the Registrant (“Covered Person”) shall be indemnified by the Registrant to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with the defense of any proceeding in which he or she becomes involved as a party or otherwise by virtue of being or having been a Trustee or officer of the Trust and against amounts paid or incurred by him or her in the settlement thereof; and that expenses in connection with the defense of any proceeding of the character described above shall be advanced by the Trust to the Covered Person from time to time prior to final disposition of such proceeding to the fullest extent permitted by law. No indemnification shall be provided hereunder to a Covered Person who shall have been adjudicated by a court or body before which the proceeding was brought (i) to be liable to the Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office or (ii) not to have acted in good faith in the reasonable belief that his action was in the best interest of the Registrant.

The Registrant’s financial obligations arising from the indemnification provided herein or in the By-Laws may be insured by policies maintained by the Registrant, shall be severable, shall not be exclusive of or affect any other rights to which any Covered Person may now or hereafter be entitled, shall continue as to a person who has ceased to be a Covered Person as to acts or omissions as a Covered Person and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which Registrant’s personnel, other than Covered Persons, and other persons may be entitled by contract or otherwise under law.

Expenses in connection with the defense of any proceeding of the character described in paragraph (a) of Section 3 may be advanced by the Registrant (or its series) from time to time prior to final disposition of the proceeding upon receipt of an undertaking by or on behalf of such Covered Person that such amount will be paid over by him to the Registrant (or series) if it is ultimately determined that he is not entitled to indemnification under Section 3; provided, however, that either (i) such Covered Person shall have provided appropriate security for such undertaking, (ii) the Registrant is insured against losses arising out of any such advance payments, or (iii) either a majority of the Trustees who are neither “interested persons” of the Registrant nor parties to the matter, or independent legal counsel in a written opinion, shall have determined, based upon a review of readily available facts (as opposed to a trial-type inquiry or full investigation), that there is reason to believe that such Covered Person will be found entitled to indemnification under Section 3.

Section 2 of Article VII of the Registrant’s By-Laws filed as Exhibit (b) to the Registrant’s Registration Statement further provides that, with respect to indemnification of the Trustees and officers, the Registrant shall, subject to certain exceptions and limitations, indemnify its Trustees and officers to the fullest extent consistent with state law and the 1940 Act. Without limitation of the foregoing, the Registrant shall indemnify each person who was or is a party or is threatened to be made a party to any proceedings, by reason of alleged acts or omissions within the scope of his or her service as a Trustee or officer of the Registrant, against judgments, fines, penalties, settlements and reasonable expenses (including attorneys’ fees) actually incurred by him or her in connection with such proceeding to the maximum extent consistent with state law and the 1940 Act. The Registrant may, to the fullest extent consistent with law, indemnify each person who is serving or has served at the request of the Registrant as a director, officer, partner, trustee, employee, agent or fiduciary of another domestic or foreign corporation, partnership, joint venture, trust, other enterprise or employee benefit plan (“Other Position”) and who was or is a party or is threatened to be made a party to any proceeding by reason of alleged acts or omissions while acting within the scope of his or her service in such Other Position, against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by him or her in connection with such proceeding to the maximum extent consistent with state law and the 1940 Act. The indemnification and other rights provided by Article VII shall continue as to a person who has ceased to be a Trustee or officer of the Registrant. In no event will any revision, amendment or change to the By-Laws affect in any manner the rights of any Trustee or officer of the Trust to receive indemnification by the Trust against all liabilities and expenses reasonably incurred or paid by the Trustee or officer in connection with any proceeding in which the Trustee or officer becomes involved as a party or otherwise by virtue of being or having been a Trustee or officer of the Trust (including any amount paid or incurred by the Trustee or officer in the settlement of such proceeding) with respect to any act or omission of such Trustee or officer that occurred or is alleged to have occurred prior to the time such revision, amendment or change to the By-Laws is made.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1940 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1940 Act and will be governed by the final adjudication of such issue.

Section 7 of Article III of the Registrant’s Declaration of Trust, filed as Exhibit (a)(2) to the Registrant’s Registration Statement, also provides for the indemnification of shareholders of the Registrant. Section 7 states as follows:

If any Shareholder or former Shareholder of any Series shall be held to be personally liable solely by reason of a claim or demand relating to such Person being or having been a Shareholder, and not because of  such Person’s acts or omissions, the Shareholder or former Shareholder (or such Person’s heirs, executors, administrators, or other legal representatives or in the case of a corporation or other entity, its corporate or other general successor) shall be entitled to be held harmless from and indemnified against all loss and expense arising from such claim or demand, but only out of the assets held with respect to the particular Series of Shares of which such Person is or was a Shareholder and from or in relation to which such liability arose. The Trust, on behalf of the applicable Series, may, at its option, assume the defense of any such claim made against such Shareholder. Neither the Trust nor the applicable Series shall be responsible for satisfying any obligation arising from such a claim that has been settled by the Shareholder without the prior written notice to, and consent of, the Trust.

Item 31. Business and Other Connections of the Investment Adviser

(a) Global X Management Company LLC ("GXMC") serves as investment adviser to the Fund and provides investment supervisory services. Information as to the officers and directors of Global X Management Company LLC is included in its Form ADV last filed with the Securities and Exchange Commission (SEC File No. 801-69093) and is incorporated herein by reference.

Set forth below is a list of officers and directors of Global X Management Company LLC, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by such officers and directors during the past two years.

Name and Position	Principal Business(es) During the Last Two Fiscal Years
Thomas Park, President & CEO
Chief Executive Officer, GXMC (since 11/2023); Co-Chief Executive Officer Mirae Asset Global Investments (USA) (since 12/2022); President of Mirae Asset Global Investments (USA) (1/2020-12/2022); Executive Managing Director of Mirae Asset Global Investments (USA) (2011-2022)

Joseph Costello, Chief Compliance Officer	Chief Compliance Officer, GXMC (since 09/2016)
Alex Ashby, Chief Operating Officer and interim-Chief Financial Officer	Head of Product Development, GXMC (2019-2024)
Susan Lively, General Counsel	General Counsel, GXMC (since 09/2020)

(b) Mirae Asset Global Investments (USA) LLC, an indirectly majority-owned subsidiary of Mirae Asset Global Investments Co., Ltd., was organized in 2008 for the purpose of providing advisory services to investment companies and other clients. Set forth below is a list of the principal officers and directors of Mirae Asset Global Investments (USA) LLC, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by such officers and directors during the past two years:

Name and Position	Principal Business(es) During the Last Two Fiscal Years
Joon Hyuk Heo, CFA, Chief Executive Officer and Chief Investment Officer since December 2019; Head of Global Fixed Income Investments since May 2011	Chief Compliance Officer (03/2022-01/2023)
Armand Aponte, Chief Compliance Officer since February 2023	Head of Legal, Nikko Asset Management Americas, Inc. (01/2016-12/2022)

(c) Mirae Asset Global Investments (Hong Kong) Limited, a wholly owned subsidiary of Mirae Asset Global Investments Co., Ltd., was organized in 2003 and is responsible for managing the wider Mirae Asset Group's Asia Pacific ex-Japan equity products and for sales and distribution activities in the Asia Pacific region.

Set forth below is a list of the principal officers and directors of Mirae Asset Global Investments (Hong Kong) Limited, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by such officers and directors during the past two years:

Name and Position	Principal Business(es) During the Last Two Fiscal Years
Jung Ho Rhee, CFA, President and Chief Executive Officer since 2012	Head of Asset Allocation Team at Mirae Asset Global Investments (Hong Kong) Ltd. in 2011.
Aico Li, Chief Compliance Officer since July 2022	None

Item 32. Principal Underwriters
(a)
Furnish the name of each investment company (other than the Registrant) for which each principal underwriter currently distributing the securities of the Registrant also acts as a principal underwriter, distributor or investment adviser.

Registrant's distributor, SEI Investments Distribution Co. (the "Distributor"), acts as distributor for:

SEI Daily Income Trust	July 15, 1982
SEI Tax Exempt Trust	December 3, 1982
SEI Institutional Managed Trust	January 22, 1987
SEI Institutional International Trust	August 30, 1988
The Advisors' Inner Circle Fund	November 14, 1991
The Advisors' Inner Circle Fund II	January 28, 1993
Bishop Street Funds	January 27, 1995
SEI Asset Allocation Trust	April 1, 1996
SEI Institutional Investments Trust	June 14, 1996
City National Rochdale Funds (f/k/a CNI Charter Funds)	April 1, 1999
Causeway Capital Management Trust	September 20, 2001
SEI Offshore Opportunity Fund II, Ltd.	September 1, 2005
ProShares Trust	November 14, 2005
Community Capital Trust (f/k/a Community Reinvestment Act Qualified Investment Fund)	January 8, 2007

SEI Offshore Advanced Strategy Series SPC	July 31, 2007
SEI Structured Credit Fund, LP	July 31, 2007
Global X Funds	October 24, 2008
ProShares Trust II	November 17, 2008
SEI Special Situations Fund, Ltd.	July 1, 2009
Exchange Traded Concepts Trust (f/k/a FaithShares Trust)	August 7, 2009
Schwab Strategic Trust	October 12, 2009
RiverPark Funds Trust	September 8, 2010
Adviser Managed Trust	December 10, 2010
SEI Core Property Fund, LP	January 1, 2011
New Covenant Funds	March 23, 2012
KraneShares Trust	December 18, 2012
The Advisors’ Inner Circle Fund III	February 12, 2014
SEI Catholic Values Trust	March 24, 2015
SEI Hedge Fund SPC	June 26, 2015
SEI Energy Debt Fund, LP	June 30, 2015
Gallery Trust	January 8, 2016
City National Rochdale Select Strategies Fund	March 1, 2017
Impact Shares Trust	March 1, 2018
City National Rochdale Strategic Credit Fund	May 16, 2018
Symmetry Panoramic Trust	July 23, 2018
Frost Family of Funds	May 31, 2019
SEI Vista Fund, Ltd.	January 20, 2021
Delaware Wilshire Private Markets Fund	March 22, 2021
Catholic Responsible Investments Funds	November 17, 2021
SEI Exchange Traded Funds	May 18, 2022
SEI Global Private Assets VI, L.P.	July 29, 2022
Quaker Investment Trust	June 8, 2023
SEI Alternative Income Fund	September 1, 2023

The Distributor provides numerous financial services to investment managers, pension plan sponsors, and bank trust departments.  These services include portfolio evaluation, performance measurement and consulting services ("Funds
Evaluation") and automated execution, clearing and settlement of securities transactions ("MarketLink").

(b)      Furnish the Information required by the following table with respect to each director, officer or partner of each principal underwriter named in the answer to Item 20 of Part B.  Unless otherwise noted, the business address of each director or officer is One Freedom Valley Drive, Oaks, PA 19456.

Name	Position and Office with Underwriter	Position and Offices with Registrant
William M. Doran	Director	—
Paul F. Klauder	Director	—
Wayne M. Withrow	Director, President & Chief Executive Officer	—
Jason McGhin	Vice President & Chief Operations Officer
John P. Coary	Vice President, Chief Financial Officer & Treasurer	—
Jennifer H. Campisi	Chief Compliance Officer, Anti-Money Laundering Officer & Assistant Secretary	—
Donald Duncan	Anti-Money Laundering Officer
John C. Munch	General Counsel & Secretary	—
William M. Martin	Vice President
Christopher Rowan	Vice President
Judith A. Rager	Vice President	—
Gary Michael Reese	Vice President	—
Robert M. Silvestri	Vice President	—

Item 33. Location of Accounts and Records

All accounts, books, and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder are maintained at the offices of the: (a) Registrant; (b) Investment Adviser; (c) Principal Underwriter; (d) Administrator; (e) Transfer Agent/Custodian; and (f) Investment Sub-Adviser. The address of each is as follows:

(a)	Registrant Global X Funds 605 3rd Avenue, 43rd Fl New York, NY 10158
(b)	Investment Adviser Global X Management Company LLC 605 3rd Avenue, 43rd Fl New York, NY 10158
(c)	Principal Underwriter SEI Investments Distribution Co. One Freedom Valley Drive Oaks, PA 19456
(d)	Sub-Administrator SEI Investments Global Funds Services One Freedom Valley Drive Oaks, PA 19456
(e)	Custodian and Transfer Agent The Bank of New York Mellon 240 Greenwich Street New York, New York 10286 Custodian and Transfer Agent Brown Brothers Harriman & Co. 50 Post Office Square Boston, MA 02110
(f)
Investment Sub-Adviser
Mirae Asset Global Investments (USA) LLC
1212 Avenue of the Americas, 10th Fl
New York, NY 10036

Investment Sub-Adviser
Mirae Asset Global Investments (Hong Kong) Limited
Unit 1101, 11/F, Lee Garden Three
1 Sunning Road
Causeway Bay, Hong Kong

Item 34. Management Services

Not Applicable.

Item 35. Undertakings

Not Applicable.

EXHIBIT LIST

(a)	(54)	Amended and Restated Schedule A to the Declaration of Trust dated as of March 7, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that it has duly caused this Post-Effective Amendment No. 787 to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York, and State of New York, on this 22nd day of April, 2024.

Global X Funds

By: /s/ Thomas Park
Thomas Park

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Thomas Park	President	April 22, 2024
Thomas Park

/s/ Alex Ashby	Chief Operating Officer and interim-Chief Financial Officer	April 22, 2024
Alex Ashby

*	Trustee	April 22, 2024
Charles A. Baker

*	Trustee	April 12, 2024
Susan M. Ciccarone

*	Trustee	April 22, 2024
Clifford J. Weber

*/s/ Susan Lively
Attorney-In-Fact, pursuant to power of attorney